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                                  EXHIBIT 23.1

                         Consent of Independent Auditors

     We consent to the incorporation by reference in Registration Statements (Forms S-8 Nos. 333-75359, 333-69713, and 333-69715) of Delco Remy
International, Inc. pertaining to the 1997 Stock-Based Incentive Compensation Plan and 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, the Delco Remy America Personal Savings Plan for Hourly-Rate Employees in the United States, and the Delco Remy International 401 (k) Retirement and Savings Plan of our report dated August 23, 2000 with respect to the consolidated financial statement of Delco Remy International, Inc. included in this Annual Report (Form 10-K) for the year ended July 31, 2000.


                                                          /s/ Ernst & Young LLP


Indianapolis, Indiana
October 25, 2000